Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES

RECORD FIRST QUARTER RESULTS

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Company Reports 45% increase in Net Income and 22% increase in Revenues

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Company Reports 18th Consecutive Profitable Quarter

SACRAMENTO, CALIF., MAY 8, 2006 – OPHTHALMIC IMAGING SYSTEMS (OIS) (OTCBB: OISI) TODAY REPORTED RECORD FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2006.

The company reported an increase in net revenues of 22% to $3,651,000, compared with net revenues of $2,995,000 for the first quarter of 2005. Net income for the first quarter of 2006 climbed 45% to $485,000 or $0.03 earnings per basic and diluted share, compared with net income of $334,000, or $0.02 earnings per basic and diluted share, for the first quarter of 2005.

As of March 31, 2006 the company reported cash and investments of $5.4, compared to $3.9 million as of December 31, 2005. Total shareholder equity as of March 31, 2006 was $5.8 compared to $4.6 million as of December 31, 2005.

Gil Allon, Chief Executive Officer of OIS, stated, “We are pleased with our strong start in fiscal 2006.  During the quarter we announced our contract with Henry Ford Health System to install our fully integrated digital imaging systems in 15 of their locations. We are excited by the continued success of our digital imaging equipment business, which reflects the successful execution of our aggressive growth strategy.”

“Also, we continue to increase sales of our informatics offerings.  In April 2006, we announced a contract with Kaiser Foundation Health Plan to implement our advanced Ophthalmic Picture Archiving and Communications Systems, or Ophthalmic PACS.  This was a major milestone for our informatics business, supporting our strategy to evolve existing imaging device clients into informatics clients.”

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About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), a majority-owned subsidiary of MediVision, is the leading provider of ophthalmic digital imaging systems. The Company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With over twenty years in the ophthalmic imaging business, the Company has consistently introduced new, innovative technology. The Company, together with MediVision, co-market and support their products through an extensive network of dealers, distributors, and direct representatives.

SELECTED FINANCIAL DATA

CONDENSED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2006	2005
	(unaudited)	(unaudited)
Net revenues	$3,650,693	$2,995,270
Cost of sales	1,564,157	1,288,259

Gross profit	2,086,536	1,707,011

Sales and marketing	844,417	760,857
General and administrative	367,035	312,996
Research and development	365,907	242,408

Total operating expenses	1,577,359	1,316,261

Income from operations	509,177	390,750
Interest and other expense, net	(24,301)	(52,590)

Net income before income taxes	484,876	338,160
Income taxes	--	(4,000)

Net income	$484,876	$334,160

Shares used in the calculation of basic
net income per share	16,085,652	15,041,141

Basic net income per share	$0.03	$0.02

Shares used in the calculation of diluted	17,494,969	16,318,728
net income per share
Diluted net income per share	$0.03	$0.02

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company’s control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company’s periodic filings with the Securities and Exchange Commission.

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